Exhibit 10.47

Dollar Thrifty Automotive Group, Inc.
Summary of Non-Employee Directors’ Compensation
Effective 2005 Until Modified

Annual Retainer, payable in shares	$35,000

Annual Committee Chair Retainer, payable in shares	Audit Committee - $10,000 Human Resources and Compensation Committee - $7,500 Governance Committee - $5,000

Meeting Attendance Fees, payable in shares or cash	Directors will be paid $1,000 for each Board and Committee meeting, except the Audit Committee members will receive $18,000 annually in lieu of committee meeting attendance fees

Restricted Stock	3,500 shares annually

Chairman of the Board	$150,000 annually

Other	Use of two vehicles, including maintenance, tags and insurance

Use of rental cars for product and service evaluation